Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2022
Reports Record Earnings; Retires All Senior Secured Debt
Generates Fourth Quarter Operating Cash Flow of $670 million and Record Free Cash Flow1 of $580 million
ST. LOUIS, Feb. 14, 2023 – Peabody (NYSE: BTU) today reported fourth quarter net income attributable to common stockholders of $632.0 million, or $3.92 per diluted share, compared to $513.0 million, or $3.93 per diluted share, in the prior year quarter. Peabody’s fourth quarter 2022 results included a $199.3 million unrealized mark-to-market gain related to its coal hedging activities. Peabody had Adjusted EBITDA1 of $500.5 million in the fourth quarter of 2022 compared to $444.4 million in the fourth quarter of 2021.
Full-year 2022 revenue totaled $4,981.9 million compared to $3,318.3 million in the prior year. Full-year 2022 net income attributable to common stockholders totaled $1,297.1 million, or $8.31 per diluted share, compared to $360.1 million, or $3.22 per diluted share in the prior year. Adjusted EBITDA was $1,844.7 million, more than two times the prior year result of $916.7 million. Peabody generated cash flows from operating activities of $1,173.6 million resulting in Free Cash Flow of $1,144.9 million for the full year, compared to cash flows from operating activities of $420.0 million and Free Cash Flow of $288.5 million in the prior year.
“Our remarkable fourth quarter results demonstrated the value of Peabody’s diverse asset portfolio. While there were challenges to overcome, we were able to deliver record Free Cash Flow and repay all remaining senior secured debt,” said Peabody President and Chief Executive Officer Jim Grech. “Additionally, due to our strong operating results and financial condition, we are actively addressing the remaining requirements to implement a shareholder return program.”
Fourth Quarter and Full Year Highlights
•Retired all senior secured debt
•Record Free Cash Flow of $580 million in the fourth quarter
•Adjusted EBITDA of $501 million in the fourth quarter and $1,845 million for the full year 2022
•Record full year net income attributable to common stockholders of $1,297 million and Diluted EPS of $8.31
•Achieved highest 2022 quarterly production rate in three out of four operating segments in the fourth quarter
•Record low annual global injury rate, with zero reportable incidents at three of our mines
1 Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the reporting segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

•Commenced redevelopment of North Goonyella, a premium hard-coking coal longwall operation in Australia with over 70 million tons of reserves
•Completed Moorvale South project, which adds incremental volumes and extends the mine life at the CMJV
•Extended life of El Segundo/Lee Ranch through a new long-term coal supply agreement
Segment Performance

Seaborne Thermal
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2022	2022	2021	2022	2021
Tons sold (in millions)	4.1	3.7	4.6	15.6	17.3
Export	2.3	1.6	2.7	7.9	9.6
Domestic	1.8	2.1	1.9	7.7	7.7
Revenue per Ton	$93.79	$95.54	$65.71	$86.07	$54.09
Export - Avg. Realized Price per Ton	151.61	187.94	96.16	149.53	79.39
Domestic - Avg. Realized Price per Ton	22.98	21.77	21.53	21.59	22.50
Costs per Ton	43.10	49.22	33.45	44.65	33.64
Adjusted EBITDA Margin per Ton	$50.69	$46.32	$32.26	$41.42	$20.45
Adjusted EBITDA (in millions)	$209.1	$171.2	$148.8	$647.6	$353.1
During the fourth quarter, the seaborne thermal segment shipped 4.1 million tons, the highest quarterly sales volume for the year, 0.4 million tons more than the third quarter. Export shipments increased by approximately 0.7 million tons in the quarter to 2.3 million tons. The average export realized price decreased 19 percent to $151.61 per ton, primarily due to higher hedged ton settlements compared to the prior quarter. Fourth quarter seaborne thermal segment costs decreased 12 percent to $43.10 per ton due to lower sales price-sensitive costs and favorable production volumes, despite rainfall which was 40 percent higher than the historical average. The segment reported Adjusted EBITDA margins of 54 percent and Adjusted EBITDA of $209.1 million in the fourth quarter.

Seaborne Metallurgical
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2022	2022	2021	2022	2021
Tons sold (in millions)	2.0	1.8	1.6	6.6	5.5
Revenue per Ton	$219.81	$179.77	$211.19	$243.78	$131.83
Costs per Ton	128.14	114.32	105.70	125.92	99.55
Adjusted EBITDA Margin per Ton	$91.67	$65.45	$105.49	$117.86	$32.28
Adjusted EBITDA (in millions)	$187.8	$113.2	$169.6	$781.7	$178.2
During the fourth quarter, the seaborne met segment shipped 2.0 million tons, the highest quarterly sales volume for the year, at an average realized price of $219.81 per ton, 22 percent higher compared to the prior quarter. Total segment costs of $128.14 per ton were 12 percent higher than the prior quarter primarily due to higher sales price-sensitive costs and a longwall move at Metropolitan. The segment reported 42 percent Adjusted EBITDA margins and Adjusted EBITDA of $187.8 million in the fourth quarter.

Powder River Basin
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2022	2022	2021	2022	2021
Tons sold (in millions)	21.2	22.3	22.5	82.6	88.4
Revenue per Ton	$13.88	$12.99	$10.99	$12.89	$10.99
Costs per Ton	12.71	11.29	10.00	12.06	9.46
Adjusted EBITDA Margin per Ton	$1.17	$1.70	$0.99	$0.83	$1.53
Adjusted EBITDA (in millions)	$24.7	$37.9	$22.3	$68.2	$134.9
The PRB segment shipped 21.2 million tons at an average realized price of $13.88 per ton in the fourth quarter, $0.89 per ton higher than the prior quarter. Tons sold were negatively impacted by approximately 1.1 million tons, primarily due to winter weather related rail disruptions. PRB costs per ton increased 13 percent, or $1.42 per ton, primarily due to lower sales volumes, higher black lung excise taxes as part of the Inflation Reduction Act and higher maintenance and repair costs. The segment reported 8 percent Adjusted EBITDA margins and Adjusted EBITDA of $24.7 million in the fourth quarter.

Other U.S. Thermal
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2022	2022	2021	2022	2021
Tons sold (in millions)	5.0	4.8	4.6	18.4	16.9
Revenue per Ton	$52.35	$54.58	$42.23	$51.82	$40.75
Costs per Ton	40.84	39.40	33.79	38.63	31.04
Adjusted EBITDA Margin per Ton	$11.51	$15.18	$8.44	$13.19	$9.71
Adjusted EBITDA (in millions)	$57.8	$72.7	$38.6	$242.4	$164.2
The other U.S. thermal segment shipped 5.0 million tons, the highest quarterly sales volume for the year, at an average realized price of $52.35 per ton in the fourth quarter. Costs per ton increased 4 percent from the prior quarter to $40.84 primarily due to higher black lung excise taxes and labor costs. The segment reported 22 percent Adjusted EBITDA margins and Adjusted EBITDA of $57.8 million in the fourth quarter.
Other
In the fourth quarter, the company recognized income from equity affiliates of $10.3 million and $131.2 million for the full year. This is primarily related to its fifty percent interest in Middlemount and attributable metallurgical sales volume of 0.4 million tons in the fourth quarter and 1.6 million tons for the full year.
Balance Sheet and Cash Flow
Peabody ended the year with $1,307.3 million of cash and cash equivalents. In the fourth quarter, the company generated $579.7 million of Free Cash Flow. Cash margin required for the company's coal hedging activities decreased $210 million to approximately $255 million at December 31, 2022.

The company continued to reduce total debt levels, retiring all of the $545 million of senior secured debt during the quarter. The company posted an additional $62 million of cash collateral in support of future reclamation obligations, bringing total cash collateral supporting surety bonds to $150 million at December 31, 2022, which is reported in restricted cash and collateral arrangements on the Company's balance sheet. Based on fourth quarter Free Cash Flow results, an additional $75 million of cash collateral has been posted in the first quarter of 2023.

First Quarter 2023 Outlook
Seaborne Thermal
•Export volume is expected to be 1.8 million tons, less than ratable to full-year guidance, due to lower production as a result of a longwall move at Wambo Underground and recovery from heavy rains in the fourth quarter.
•0.7 million export tons are priced at $189 per ton (includes the Wambo hedges at $84 per metric tonne), and approximately 0.9 million tons of high ash product and 0.2 million tons of Newcastle product are unpriced.
•Costs are expected to be $60-$65 per ton.
Seaborne Metallurgical
•Seaborne met volumes are expected to be 1.3-1.5 million tons, less than ratable to full-year guidance due to heavy rains in Queensland and geologic conditions at Shoal Creek.
•0.9 million export tons are priced at $216 per ton. The remaining unpriced volumes are expected to achieve 75 to 80 percent of the premium hard coking coal price index.
•Costs are expected to be $140-$150 per ton.
U.S. Thermal
•PRB volume is expected to be approximately 22 million tons at an average price of $13.80 per ton and cost of approximately $11.60 per ton.
•Other U.S. Thermal volume is expected to be approximately 4.7 million tons at an average price of $52.50 per ton and cost of approximately $40 per ton.
Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contact:
Karla Kimrey
314.342.7890

Guidance Targets

Segment Performance
	2023 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Seaborne Thermal	14.5 - 15.5	7	$66.00	$52.00 - $57.00
Seaborne Thermal (Export)	9 - 10	1.5	$206.00	NA
Seaborne Thermal (Domestic)	~5.5	5.5	$28.50	NA
Seaborne Metallurgical	7 - 8	0.9	$216.00	$120.00 - $130.00
PRB U.S. Thermal	85 - 95	92	$13.60	$11.25 - $12.00
Other U.S. Thermal	18 - 19	18.6	$50.50	$38.00 - $42.00

Other Annual Financial Metrics ($ in millions)
	2023 Full Year
SG&A	$90
Cash Interest Payments	$60
Major Project / Growth Capital Expenditures	$200
Total Capital Expenditures	$325
ARO Cash Spend	$60 - $70

Supplemental Information

Seaborne Thermal	45% of unpriced export volumes are expected to price on average at Globalcoal “NEWC” levels and 55% are expected to have a higher ash content and price at 80-95% of API 5 price levels.
Seaborne Metallurgical	On average, Peabody's metallurgical sales are anticipated to price at 75-80% of the premium hard-coking coal index price (FOB Australia).
PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced at December 31, 2022. Weighted average quality for the PRB segment 2023 volume is approximately 8650 BTU.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Dec. 31, 2022, Sept. 30, 2022 and Dec. 31, 2021 and the Years Ended Dec. 31, 2022 and 2021

(In Millions, Except Per Share Data)
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2022	2022	2021	2022	2021

Tons Sold	32.5	32.7	33.4	123.7	130.1

Revenue (1)	$1,626.1	$1,342.5	$1,264.6	$4,981.9	$3,318.3
Operating Costs and Expenses (2)	927.8	838.4	709.7	3,290.8	2,553.1
Depreciation, Depletion and Amortization	90.2	80.7	85.4	317.6	308.7
Asset Retirement Obligation Expenses	8.6	13.1	(0.6)	49.4	44.7
Selling and Administrative Expenses	24.3	19.6	20.7	88.8	84.9
Restructuring Charges	0.1	1.0	2.4	2.9	8.3
Other Operating (Income) Loss:
Net Gain on Disposals	(6.5)	(5.0)	(3.3)	(29.2)	(31.5)
Asset Impairment	9.5	1.7	—	11.2	—
Income from Equity Affiliates	(10.3)	(27.5)	(70.7)	(131.2)	(82.1)
Operating Profit	582.4	420.5	521.0	1,381.6	432.2
Interest Expense	29.5	33.8	40.1	140.3	183.4
Net Loss (Gain) on Early Debt Extinguishment	23.4	8.7	(1.9)	57.9	(33.2)
Interest Income	(12.1)	(4.9)	(2.3)	(18.4)	(6.5)
Net Periodic Benefit Credit, Excluding Service Cost	(12.3)	(12.2)	(12.3)	(49.0)	(38.3)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(27.8)	—	(43.4)	(27.8)	(43.4)
Income from Continuing Operations Before Income Taxes	581.7	395.1	540.8	1,278.6	370.2
Income Tax (Benefit) Provision	(59.8)	10.7	33.1	(38.8)	22.8
Income from Continuing Operations, Net of Income Taxes	641.5	384.4	507.7	1,317.4	347.4
Income (Loss) from Discontinued Operations, Net of Income Taxes	4.0	(0.8)	4.0	1.7	24.0
Net Income	645.5	383.6	511.7	1,319.1	371.4
Less: Net Income (Loss) Attributable to Noncontrolling Interests	13.5	8.5	(1.3)	22.0	11.3
Net Income Attributable to Common Stockholders	$632.0	$375.1	$513.0	$1,297.1	$360.1

Adjusted EBITDA (3)	$500.5	$438.9	$444.4	$1,844.7	$916.7

Diluted EPS - Income from Continuing Operations (4)(5)	$3.89	$2.34	$3.90	$8.29	$3.00

Diluted EPS - Net Income Attributable to Common Stockholders (4)	$3.92	$2.33	$3.93	$8.31	$3.22

(1)
Includes net gains of $199.3 million, $90.4 million and $148.9 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and net losses of $35.8 million and $115.1 million during the years ended December 31, 2022 and 2021, respectively.

(2)	Excludes items shown separately.
(3)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(4)
Weighted average diluted shares outstanding were 161.9 million during both the quarters ended December 31, 2022 and September 30, 2022, and 130.6 million during the quarter ended December 31, 2021. During the years ended December 31, 2022 and 2021, weighted average diluted shares outstanding were 157.2 million and 112.0 million, respectively.

(5)	Reflects income from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2022 and 2021

(Dollars In Millions)

	(Unaudited)
	Dec. 31, 2022	Dec. 31, 2021
Cash and Cash Equivalents	$1,307.3	$954.3
Accounts Receivable, Net	465.5	350.5
Inventories, Net	296.1	226.7
Other Current Assets	303.6	270.2
Total Current Assets	2,372.5	1,801.7
Property, Plant, Equipment and Mine Development, Net	2,865.0	2,950.6
Operating Lease Right-of-Use Assets	26.9	35.5
Restricted Cash and Collateral Arrangements	187.4	23.8
Investments and Other Assets	84.3	138.2
Deferred Income Taxes	74.7	—
Total Assets	$5,610.8	$4,949.8

Current Portion of Long-Term Debt	$13.2	$59.6
Accounts Payable and Accrued Expenses	905.5	872.1
Total Current Liabilities	918.7	931.7
Long-Term Debt, Less Current Portion	320.6	1,078.2
Deferred Income Taxes	20.4	27.3
Asset Retirement Obligations	665.8	654.8
Accrued Postretirement Benefit Costs	156.5	212.1
Operating Lease Liabilities, Less Current Portion	11.0	27.2
Other Noncurrent Liabilities	223.0	197.7
Total Liabilities	2,316.0	3,129.0

Common Stock	1.9	1.8
Additional Paid-in Capital	3,975.9	3,745.6
Treasury Stock	(1,372.9)	(1,370.3)
Retained Earnings (Accumulated Deficit)	383.9	(913.2)
Accumulated Other Comprehensive Income	242.5	297.9
Peabody Energy Corporation Stockholders' Equity	3,231.3	1,761.8
Noncontrolling Interests	63.5	59.0
Total Stockholders' Equity	3,294.8	1,820.8
Total Liabilities and Stockholders' Equity	$5,610.8	$4,949.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Dec. 31, 2022, Sept. 30, 2022 and Dec. 31, 2021 and the Years Ended Dec. 31, 2022 and 2021

(Dollars In Millions)
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2022	2022	2021	2022	2021
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$671.4	$496.8	$440.2	$1,180.3	$440.7
Net Cash Used in Discontinued Operations	(1.9)	(2.1)	(1.8)	(6.7)	(20.7)
Net Cash Provided By Operating Activities	669.5	494.7	438.4	1,173.6	420.0
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(117.0)	(41.4)	(59.5)	(221.5)	(183.1)
Changes in Accrued Expenses Related to Capital Expenditures	5.6	1.4	10.7	(2.7)	7.4
Proceeds from Disposal of Assets, Net of Receivables	10.0	7.2	5.1	40.6	17.8
Contributions to Joint Ventures	(170.8)	(199.1)	(121.8)	(645.9)	(485.6)
Distributions from Joint Ventures	166.4	184.4	120.5	631.6	470.8
Advances to Related Parties	(0.2)	(0.1)	(0.1)	(1.5)	(0.5)
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	16.9	11.0	36.3	171.8	44.7
Other, Net	(0.7)	3.2	(3.0)	(1.1)	(3.0)
Net Cash Used In Investing Activities	(89.8)	(33.4)	(11.8)	(28.7)	(131.5)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	—	—	545.0	—
Repayments of Long-Term Debt	(561.1)	(191.5)	(151.7)	(1,407.4)	(285.3)
Payment of Debt Issuance and Other Deferred Financing Costs	—	(0.4)	—	(21.1)	(22.5)
Proceeds from Common Stock Issuances, Net of Costs	—	—	92.6	222.0	269.8
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	—	(0.1)	(2.6)	(1.4)
Distributions to Noncontrolling Interests	—	(3.7)	(0.1)	(17.5)	(4.0)
Net Cash Used In Financing Activities	(561.1)	(195.6)	(59.3)	(681.6)	(43.4)
Net Change in Cash, Cash Equivalents and Restricted Cash	18.6	265.7	367.3	463.3	245.1
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,399.0	1,133.3	587.0	954.3	709.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,417.6	$1,399.0	$954.3	$1,417.6	$954.3

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Dec. 31, 2022, Sept. 30, 2022 and Dec. 31, 2021 and the Years Ended Dec. 31, 2022 and 2021

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2022	2022	2021	2022	2021

Income from Continuing Operations, Net of Income Taxes	$641.5	$384.4	$507.7	$1,317.4	$347.4
Depreciation, Depletion and Amortization	90.2	80.7	85.4	317.6	308.7
Asset Retirement Obligation Expenses	8.6	13.1	(0.6)	49.4	44.7
Restructuring Charges	0.1	1.0	2.4	2.9	8.3
Asset Impairment	9.5	1.7	—	11.2	—
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(0.6)	(0.5)	(25.4)	(2.3)	(33.8)
Interest Expense	29.5	33.8	40.1	140.3	183.4
Net Loss (Gain) on Early Debt Extinguishment	23.4	8.7	(1.9)	57.9	(33.2)
Interest Income	(12.1)	(4.9)	(2.3)	(18.4)	(6.5)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(27.8)	—	(43.4)	(27.8)	(43.4)
Unrealized (Gains) Losses on Derivative Contracts Related to Forecasted Sales	(199.3)	(90.4)	(148.9)	35.8	115.1
Unrealized (Gains) Losses on Foreign Currency Option Contracts	(2.1)	1.4	(0.7)	2.3	7.5
Take-or-Pay Contract-Based Intangible Recognition	(0.6)	(0.8)	(1.1)	(2.8)	(4.3)
Income Tax (Benefit) Provision	(59.8)	10.7	33.1	(38.8)	22.8
Adjusted EBITDA (1)	$500.5	$438.9	$444.4	$1,844.7	$916.7

Operating Costs and Expenses	$927.8	$838.4	$709.7	$3,290.8	$2,553.1
Unrealized Gains (Losses) on Foreign Currency Option Contracts	2.1	(1.4)	0.7	(2.3)	(7.5)
Take-or-Pay Contract-Based Intangible Recognition	0.6	0.8	1.1	2.8	4.3
Net Periodic Benefit Credit, Excluding Service Cost	(12.3)	(12.2)	(12.3)	(49.0)	(38.3)
Total Reporting Segment Costs (2)	$918.2	$825.6	$699.2	$3,242.3	$2,511.6

Net Cash Provided By Operating Activities	$669.5	$494.7	$438.4	$1,173.6	$420.0
Net Cash Used In Investing Activities	(89.8)	(33.4)	(11.8)	(28.7)	(131.5)
Free Cash Flow (3)	$579.7	$461.3	$426.6	$1,144.9	$288.5

(1)	Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a component of a metric to measure each of our segment's operating performance.
(3)	Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2022, Sept. 30, 2022 and Dec. 31, 2021 and the Years Ended Dec. 31, 2022 and 2021

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2022	2022	2021	2022	2021
Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$386.3	$353.2	$302.8	$1,345.6	$934.0
Seaborne Metallurgical Mining Operations	451.1	310.7	339.7	1,616.9	727.7
Powder River Basin Mining Operations	294.1	290.5	247.1	1,065.5	971.2
Other U.S. Thermal Mining Operations	262.8	261.4	193.1	952.2	689.1
Total U.S. Thermal Mining Operations	556.9	551.9	440.2	2,017.7	1,660.3
Corporate and Other (1)	231.8	126.7	181.9	1.7	(3.7)
Total	$1,626.1	$1,342.5	$1,264.6	$4,981.9	$3,318.3

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$177.2	$182.0	$154.0	$698.0	$580.9
Seaborne Metallurgical Mining Operations	263.3	197.5	170.1	835.2	549.5
Powder River Basin Mining Operations	269.4	252.6	224.8	997.3	836.3
Other U.S. Thermal Mining Operations	205.0	188.7	154.5	709.8	524.9
Total U.S. Thermal Mining Operations	474.4	441.3	379.3	1,707.1	1,361.2
Corporate and Other	3.3	4.8	(4.2)	2.0	20.0
Total	$918.2	$825.6	$699.2	$3,242.3	$2,511.6

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$209.1	$171.2	$148.8	$647.6	$353.1
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	187.8	113.2	169.6	781.7	178.2
Adjusted EBITDA - Powder River Basin Mining Operations	24.7	37.9	22.3	68.2	134.9
Adjusted EBITDA - Other U.S. Thermal Mining Operations	57.8	72.7	38.6	242.4	164.2
Adjusted EBITDA - Total U.S. Thermal Mining Operations	82.5	110.6	60.9	310.6	299.1
Middlemount (3)	10.9	27.9	45.3	132.8	48.2
Resource Management Results (4)	6.8	5.2	3.0	29.3	6.9
Selling and Administrative Expenses	(24.3)	(19.6)	(20.7)	(88.8)	(84.9)
Other Operating Costs, Net (5)	27.7	30.4	37.5	31.5	116.1
Adjusted EBITDA (2)	$500.5	$438.9	$444.4	$1,844.7	$916.7

(1)
Includes net gains of $199.3 million, $90.4 million and $148.9 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and net losses of $35.8 million and $115.1 million during the years ended December 31, 2022 and 2021, respectively.

(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2022	2022	2021	2022	2021
	(In Millions)
Tons sold	0.4	0.4	0.4	1.6	2.0
Depreciation, depletion and amortization and asset retirement obligation expenses	$1.7	$1.7	$1.8	$7.4	$10.4
Net interest expense	(0.2)	—	1.5	—	7.4
Income tax provision	4.8	11.2	20.3	55.3	24.2
Insurance settlement attributable to 2019 business interruption and property damage claim	—	—	12.5	—	12.5
(4)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenue.
(5)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts, costs associated with suspended operations including the North Goonyella Mine and the Q3 2021 gain of $26.1 million recognized on the sale of the Millennium Mine.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.